Exhibit 99.1

Excerpts from the Preliminary Prospectus Supplement of MGM Growth Properties LLC, dated March 10, 2021

Except as otherwise stated, or unless the context otherwise requires, all references herein to (i) “we,” “us,” “our,” “our company,” “the Company” or “MGP” refer to MGM Growth Properties LLC and its consolidated subsidiaries, including MGM Growth Properties Operating Partnership LP (the “Operating Partnership”), a Delaware limited partnership, so long as MGP, or a subsidiary of MGP, is the general partner of the Operating Partnership, and (ii) “MGM” are to MGM Resorts International, a Delaware corporation, and, unless the context requires otherwise, its consolidated subsidiaries, including MGP.

Recent Developments

COVID-19 Pandemic

Although we have continued to collect rent on our properties in full and on time during the course of the pandemic, the continued spread of COVID-19 has had, and we expect will continue to have, a significant impact on the business of our and the MGP BREIT Venture’s tenants (and MGM, as the guarantor under the MGM-MGP Master Lease and the MGP BREIT Venture lease). While all of our properties are currently open to the public, they are still subject to operating restrictions, including capacity limitations, and we cannot predict when operations will normalize to pre-pandemic levels or if there will be new or more restrictive measures imposed in the future (including temporary closures of all or a portion of our properties). Accordingly, revenues generated by the tenants at our and the MGP BREIT Venture’s properties have been significantly lower than historical results.

In light of the foregoing, in February 2021, the MGP BREIT Venture provided notice to the lenders under its loan agreement that its tenant was not expected to meet a specified tenant EBITDAR to MGP BREIT Venture cash interest ratio for the two consecutive quarters ending on December 31, 2020, and that as a result, the Operating Partnership and an entity affiliated with BREIT intend to each provide an excess cash flow guarantee such that the Operating Partnership and BREIT will continue to receive cash distributions from the MGP BREIT Venture until such time as the tenant EBITDAR to MGP BREIT Venture cash interest ratio is achieved for two consecutive quarters. The MGP BREIT Venture currently intends to retain cash in accordance with the proposed terms of the guarantee which it expects to enter into in the near term, including that the aggregate amount of cash distributions made by the MGP BREIT Venture during the period such guarantee is in effect will be limited to 9.9% of the principal amount of the MGP BREIT Venture’s outstanding indebtedness, after which distributions would remain at the MGP BREIT Venture in a restricted cash account.

As a result of this offering and the expected annual rent escalator in the MGM-MGP Master Lease on April 1, 2021, starting with the dividend for the first quarter of 2021, management intends to recommend that our board of directors approve a dividend increase of $0.0075 from the prior quarter dividend of $0.4875 to $0.4950 per Class A Share, or $1.98 on an annualized basis, which represents a 1.5% increase over the prior annual rate of $1.95. This will represent the 12th dividend increase since our initial public offering in April 2016. Management expects that the dividends will be payable on April 15, 2021 to unit holders and shareholders of record as of the close of business on March 31, 2021, as applicable.

Operating Partnership Unit Redemption

On March 4, 2021, certain subsidiaries of MGM exercised their right to require the Operating Partnership to redeem approximately 37.1 million Operating Partnership units (the “OP Unit Redemption”) they held in accordance with the terms of the Operating Partnership’s partnership agreement (the “OP Partnership Agreement”). In accordance with the terms of the OP Partnership Agreement, upon receipt of the notice of redemption, we formed a conflicts committee to determine the mix of consideration we would provide such MGM subsidiaries for the Operating Partnership units. The conflicts committee determined that the Company would redeem approximately 15.3 million Operating Partnership units for cash at a price per unit of $33.05 (the “Cash Amount”). The Cash Amount was calculated pursuant to the terms of the OP Partnership Agreement and will result in us paying aggregate cash consideration of $505.1 million for such Operating Partnership units, which we expect to fund on March 12, 2021 with cash on hand. The repurchase of the Operating Partnership units for the Cash Amount is expected to result in mid single-digit accretion to AFFO per diluted Operating Partnership unit. The remaining Operating Partnership units will be redeemed using the proceeds of this offering (net of the underwriters discount), including any proceeds received through the exercise of the underwriter’s over-allotment option. If the underwriters do not, or only partially exercise the over-allotment option, Operating Partnership units which would have been redeemed using proceeds from the over-allotment option will be redeemed for the Cash Amount using cash on hand or draws under the Revolving Credit Facility. See “Use of Proceeds” for further information.